Exhibit 10.3

AMENDED AND RESTATED GUARANTEE AGREEMENT

AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of June 30, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation having its principal place of business at 345 Park Avenue, New York, New York 10154 (“Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”) and any of its parent, subsidiary or affiliated companies.

RECITALS

Pursuant to that certain Master Repurchase and Securities Contract, dated as of May 20, 2015 (as amended and restated pursuant to that certain Amended and Restated Master Repurchase and Securities Contract, dated as of June 4, 2015, as further amended by that certain Amendment No. 1 to Amended and Restated Master Repurchase and Securities Contract, dated as of June 11, 2015, and as further amended and restated pursuant to that certain Second Amended and Restated Master Repurchase and Securities Contract, dated as of June 23, 2015, the “Existing Repurchase Agreement”), by and among Buyer, Parlex 5 KEN Finco, LLC (“U.S. Seller”), Parlex 5 KEN UK Finco, LLC (“U.K. Seller”), Parlex 5 KEN CAD Finco, LLC (“CAD Seller”), Parlex 5 KEN ONT Finco, LLC (“ONT Seller”) and Parlex 5 KEN EUR Finco, LLC (“EUR Seller” and, together with U.S. Seller, U.K. Seller, CAD Seller and ONT Seller, “Sellers” and each a “Seller”), (A) Sellers agreed to sell to Buyer certain Purchased Assets, as defined in the Repurchase Agreement (as defined below), upon the terms and subject to the conditions as set forth therein, and (B) Guarantor executed and delivered that certain Guarantee Agreement, dated as of May 20, 2015 (as amended by that certain Amendment No. 1 to Guarantee Agreement, dated as of June 4, 2015, and as further amended by that certain Amendment No. 2 to Guarantee Agreement, dated as of June 23, 2015, the “Existing Guarantee”), made by Guarantor in favor of Buyer.

Buyer and Sellers are amending and restating the Existing Repurchase Agreement pursuant to that certain Third Amended and Restated Master Repurchase and Securities Contract dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”) and, in connection therewith, Guarantor is amending and restating the Existing Guarantee pursuant to this Guarantee.

Pursuant to the terms of that certain Second Amended and Restated Custodial Agreement, dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Wells Fargo Bank, National Association (in such capacity, the “Custodian”), Buyer and Sellers, the Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as the Custodian of Buyer and any future purchaser, in accordance with the terms and conditions of the Custodial Agreement. The Repurchase Agreement, the Custodial Agreement, this Guarantee and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Repurchase Documents”.

It is a condition precedent to Buyer purchasing additional Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by any Seller to Buyer under or in connection with the Repurchase Agreement and any other Repurchase Documents, including, without duplication, all interest and fees that accrue after the commencement by or against any Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of any Seller with respect to Buyer under each of the Repurchase Documents (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Documents and to enter into the transactions contemplated thereunder, Guarantor and Buyer hereby agree that the Existing Guarantee is amended and restated as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

“Adjusted Repurchase Price” shall mean, as of any date of determination (a) with respect to any Purchased Asset that is a Defaulted Asset, the product of (x) the Repurchase Price of such Purchased Asset as of such date of determination and (y) 1.10, and (b) with respect to any other Purchased Asset, the Repurchase Price of such Purchased Asset as of such date of determination; provided that, in each case, for any Purchased Asset denominated in a Currency other than U.S. Dollars, the Adjusted Repurchase Price of such Purchased Asset as of any date of determination shall be determined by converting the Repurchase Price of such Purchased Asset into U.S. Dollars at the applicable Spot Rate in accordance with the procedures set forth in the Repurchase Agreement.

“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.

“Cash Liquidity” shall mean, with respect to any Person, on any date of determination, the sum of (i) unrestricted cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“EBITDA” shall mean, with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ interest expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.

“Fixed Charges” shall mean, with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“Participant Acknowledgment Letters” shall mean, with respect to each participation agreement in respect of the Purchased Assets known as HUT-WPC Carey (Lender Credit Agreement), HUT-WPC Carey (Purchaser Credit Agreement) and Maybrook Properties Ltd, as applicable, the acknowledgment letter signed by the applicable Seller, countersigned by Buyer, and directed to, and acknowledged and agreed to by, GECC and GE Real Estate Finance Limited with respect to the related Purchased Asset.

“Recourse Indebtedness” shall mean, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Tangible Net Worth” shall mean, with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, all on or as of such date.

“Total Assets” shall mean, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of nonrecourse Indebtedness owing pursuant to securitization transactions such as a REMIC securitization, a collateralized loan obligation transactions or other similar securitizations.

2. Guarantee. (a) Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Obligations by Sellers when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, and agrees to indemnify and hold harmless Buyer from any and all claims, damages, losses, liabilities, costs and expenses that may be incurred by or asserted or awarded against Buyer, in each case relating to or arising out of the Obligations, as the case may be.

(b) Subject to clauses (c) and (d) below, the maximum liability of Guarantor hereunder and under the Repurchase Documents shall in no event exceed, as of any date of determination, the sum of (A) the sum of the outstanding Allocated Sequential Repayment Component of each Purchased Asset as of such date of determination and (B) the greater of (i) U.S.$250,000,000 and (ii) the product of (x) the sum of the aggregate Adjusted Repurchase Price of all Purchased Assets and (y) twenty-five percent (25%); provided, that the limitation on Guarantor’s liability, as set forth in this Section 2(b), shall not be applicable, and the liability of Guarantor shall be full recourse with respect to, all Obligations of Sellers in respect of the Purchased Assets known as HUT-WPC Carey (Lender Credit Agreement), HUT-WPC Carey (Purchaser Credit Agreement) and Maybrook Properties Ltd, until, in each case, Buyer shall have received the related Participant Acknowledgment Letter with respect to each such Purchased Asset.

(c) Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Obligations immediately shall become fully recourse to Sellers and Guarantor, jointly and severally, in the event of any of the following:

(i) a voluntary bankruptcy or insolvency proceeding (including, for the avoidance of doubt, any moratorium or administration proceeding in England and Wales or similar event, or any analogous proceeding in any jurisdiction) is commenced by any Seller under the Bankruptcy Code or any similar federal or state law or any such similar law of any other applicable jurisdiction; and

(ii) an involuntary bankruptcy or insolvency proceeding (including, for the avoidance of doubt, any moratorium or administration proceeding in England and Wales, any secondary insolvency proceeding (Partikularverfahren über das Inlandsvermögen) with a view to the U.K. Purchased Assets denominated in Euros of a Seller, or similar event or any analogous proceeding in any jurisdiction) is commenced or filed, or any similar proceeding or event under federal or state law or any such similar law of any other applicable jurisdiction is commenced or filed, against any Seller or Guarantor, in connection with which such Seller, Guarantor, or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding.

(d) Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above shall not be applicable to, and Guarantor shall be fully liable for, any and all actual losses, costs, claims, damages or other liabilities incurred or suffered by Buyer to the extent resulting from any of the following:

(i) fraud or intentional misrepresentation by any Seller, Guarantor or any other Affiliate of any Seller or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any of the other Repurchase Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii) any material breach of the separateness covenants contained in the Repurchase Agreement;

(iii) any material breach of any representations and warranties contained in or incorporated by reference in any Repurchase Document including but not limited to any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting any Seller’s or any Seller’s Affiliates’ properties or any of the Purchased Assets;

(iv) the impairment of Buyer’s ability to receive proceeds from any Purchased Asset that is held in the form of a participation in loans under the HUT-WPC Carey (Lender Credit Agreement) and/or HUT-WPC Carey (Purchaser Credit Agreement) or Maybrook Properties Limited Loan Agreement due to any of the following: Any corporate action, legal proceedings or other procedure or step taken under English law in relation to:

(A) winding-up, dissolution, administration, voluntary arrangement or scheme of arrangement (other than a scheme which is not proposed in order to avoid an insolvency and where creditors’ claims are not compromised), of GECC or GE Real Estate Finance Limited (each a “GE Finance Party”) or the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of a GE Finance Party or any of its assets, in each case under or pursuant to the Insolvency Act 1986 (UK) or in relation to a bank insolvency proceeding or bank administration proceeding (in each case under the Banking Act 2009 (UK));

(B) the exercise of a stabilization power in respect of a GE Finance Party under the Banking Act 2009 (UK);

(C) a banking business transfer scheme in respect of a GE Finance Party under Part VII of the Financial Services and Markets Act of 2000 undertaken in circumstances of the transferor’s financial distress or insolvency; or

(D) a special administration (bank insolvency) or a special administration (bank administration) under the Investment Bank Special Administration Regulations 2011 in respect of a GE Finance Party; and

(v) until such time as Custodian shall have received the original executed promissory note in the amount of $50,000,000 made by Gaia Corinthian II, LLC and sold by MGEC Global Assets 3, Ltd. to U.S. Seller in respect of the Purchased Asset referred to on the Asset Schedule as the Corinthian, the failure of any Seller to deliver to Custodian such original executed promissory note with respect to such Purchased Asset (regardless of whether such Seller delivered a lost note affidavit or similar instrument to Buyer or Custodian in place of such original promissory note).

(e) Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Repurchase Documents.

(f) Guarantor further agrees to pay any and all reasonable and documented expenses (including, without limitation, all reasonable fees and disbursements of external counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are fully satisfied and paid in full, notwithstanding that from time to time prior thereto any Seller or Sellers may be free from any Obligations.

(g) No payment or payments made by any Seller or any other Person or received or collected by Buyer from any Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations (subject to the limitations set forth in Section 2(b), if applicable) until the Obligations are paid in full.

(h) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against each Seller and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from any Seller, until all amounts owing by any Seller to Buyer under the Repurchase Documents or any related documents have been paid in full; and, further provided, that such subrogation rights shall be subordinate in all respects to all amounts owing to the Buyer under the Repurchase Documents. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

4. Amendments, etc. with Respect to the Obligations. Until the Obligations have been fully satisfied and paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Repurchase Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released in accordance with the Repurchase Documents. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on any Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from any Seller or any such other guarantor or any release of any Seller or such other guarantor shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between any Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of protest, demand, dishonor, default, nonpayment or nonperformance, notice of any exercise of remedies, and all other notices whatsoever to or upon any Seller or Guarantor with respect to the Obligations. Guarantor also waives any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any part of the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Repurchase Agreement or any other Repurchase Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against any Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or Knowledge of any Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Seller for the Obligations of

Guarantor under this Guarantee, in bankruptcy or in any other instance, or any defense of a surety or guarantor. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against any Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from any Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer or any Affiliate of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and its respective successors and assigns thereof, and shall inure to the benefit of Buyer, and their respective successors and permitted endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding (x) any sale by Buyer of any Purchased Asset as set forth in Article 10 of the Repurchase Agreement or the exercise by Buyer of any of the other rights and remedies set forth in any of the Repurchase Documents, or (y) that from time to time during the term of the Repurchase Documents any Seller or Sellers may be free from any Obligations.

(b) Without limiting the generality of the foregoing, except to the extent any of the following expressly relieves Guarantor of any of the Obligations, the occurrence of one or more of the following shall not preclude the exercise by Buyer of any right, remedy or power hereunder or alter or impair the liability of the Guarantor hereunder, which shall, remain absolute, irrevocable and unconditional:

(i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, waived or renewed, or any Seller shall be released from any of the Obligations, or any of the Obligations shall be subordinated in right of payment to any other liability of any Seller;

(ii) any of the Obligations shall be accelerated or otherwise become due prior to their stated maturity, in any case, in accordance with the terms of the Repurchase Agreement, or any of the Obligations shall be amended, supplemented, restated or otherwise modified in any respect, or any right under the Repurchase Agreement shall be waived, or any other guaranty of any of the Obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with;

(iii) the occurrence of any Default or Event of Default under the Repurchase Agreement, or the occurrence of any similar event (howsoever described) under any agreement or instrument referred to therein;

(iv) any consolidation or amalgamation of any Seller with, any merger of any Seller with or into, or any transfer by any Seller of all or substantially all its assets to, another Person, any change in the legal or beneficial ownership of ownership interests issued by any Seller, or any other change whatsoever in the objects, capital structure, constitution or business of any Seller;

(v) any delay, failure or inability of any Seller or any other guarantor or obligor in respect of any of the Obligations to perform, willful or otherwise, any provision of the Repurchase Agreement beyond any applicable cure periods;

(vi) any action, forbearance or failure to act by Buyer that adversely affects Guarantor’s right of subrogation arising by reason of any performance by Guarantor of this Guarantee;

(vii) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, any Seller or any other Person for any reason whatsoever, including any suit or action in any way disaffirming, repudiating, rejecting or otherwise calling into question any issue, matter or thing in respect of the Repurchase Agreement;

(viii) any lack or limitation of status or of power, incapacity or disability of any Seller or any other guarantor or obligor in respect of any of the Guaranteed Obligations;

(ix) any change in the laws, rules or regulations of any jurisdiction, or any present or future action or order of any Governmental Authority, amending, varying or otherwise affecting the validity or enforceability of any of the Guaranteed Obligations or the obligations of any other guarantor or obligor in respect of any of the Guaranteed Obligations;

(x) any lack of validity or enforceability of the Repurchase Agreement or any other Repurchase Document for any reason, including any bar by any statute of limitations or other law of recovery on any obligation under the Repurchase Agreement or any other Repurchase Document, or any defense or excuse for failure to perform on account of any event of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever;

(xi) any change in the time, manner or place of payment of, or in any other term of, the Repurchase Agreement, any other Repurchase Document or any obligation thereunder, including any amendment or waiver of or any consent to departure from the Repurchase Agreement or any other Repurchase Document, in any such case, made or effected in accordance with the terms of the Repurchase Agreement or any other Repurchase Document;

(xii) any action which Buyer may take or omit to take in connection with the Repurchase Agreement or any other Repurchase Document, any of the obligations thereunder (or any Indebtedness owing by any Seller to Buyer); any giving or failure to give any notice; any course of dealing of Buyer with any Seller or any other Person; or any forbearance, neglect, delay, failure, or refusal to take or prosecute any action for the collection or enforcement of the Repurchase Agreement, any other Repurchase Document or any obligation thereunder, to foreclose or take or prosecute any action in connection with the Repurchase Agreement, to bring suit against any Seller or any other Person, or to file a claim in any Insolvency Proceeding;

(xiii) any compromise or settlement of any part of the Repurchase Agreement, any other Repurchase Document, or obligations thereunder or any other amount claimed to be owing under the Repurchase Agreement or any other Repurchase Document;

(xiv) any modification of the Repurchase Agreement or any other Repurchase Document, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including, without limitation, the renewal, extension, adjustment, indulgence, forbearance, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon;

(xv) any impairment of the value of any interest in any Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations or any portion thereof, including, without limitation, the failure to obtain or maintain perfection or recordation of any lien or other interest in any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations, the release of any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations;

(xvi) the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security;

(xvii) any change, restructuring or termination of the corporate structure or existence of any Seller; or any release, substitution or addition of any other obligor, or any Insolvency Event or Insolvency Proceeding with respect to any Seller; or

(xviii) any action or inaction of any Seller or any other Person, or any change of law or circumstances, or any other facts or events which might otherwise constitute a defense available to, or a discharge of, any Seller, or a guarantor or surety.

(c) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i) Guarantor hereby unconditionally and irrevocably waives: (A) any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against any Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against any Seller, against any other guarantor, or against any other person or security, (B) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any Seller or Guarantor, (C) any defense based upon the application by any Seller of any Purchase Price under the Repurchase Agreement for purposes other than the purposes represented by such Seller to Buyer or intended or understood by Buyer or Guarantor, (D) any defense based upon Buyer’s failure to disclose to Guarantor any information concerning any Seller’s financial condition or any other circumstances bearing on any Seller’s ability to pay all sums payable under the Repurchase Documents, (E) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (F) any defense based upon Buyer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute, (G) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code and (H) any right of subrogation, any right to enforce any remedy that Guarantor may have against any Seller or any other Person liable for the Obligations and any right to participate in, or benefit from, any security for the Repurchase Agreement or Repurchase Documents now or hereafter held by Buyer.

(ii) Guarantor further unconditionally and irrevocably waives any and all rights and defenses that Guarantor may have as a result of any Seller’s obligations under the Repurchase Documents being backed and/or secured by real property. Among other things, Guarantor agrees: (1) Buyer may collect from Guarantor without first foreclosing on any real or personal property sold by any Seller under the Repurchase Agreement and/or in which a security interest has been granted to Buyer pursuant to Article 11 of the Repurchase Agreement (herein “Related Property”), (2) if Buyer forecloses on any Related Property, then (A) the amount of the Sellers’ debt and Guarantor’s obligation hereunder may be reduced only by the price for which such collateral is sold at any foreclosure sale (whether public or private), even if the collateral is worth more than the sale price, and (B) Buyer may collect from Guarantor pursuant to the terms of this Guarantee even if Buyer, by foreclosing on any Related Property, has destroyed any right Guarantor may have to collect from the Sellers or their Affiliates. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Obligations are secured by real property. Guarantor further waives any rights it may have under Sections 1301 or 1371 of the Real Property Actions and Proceedings Law of the State of New York.

(iii) Guarantor further expressly waives to the fullest extent permitted by law any and all rights and defenses, including any rights of reimbursement, indemnification and contribution, that might otherwise be available to Guarantor under applicable law.

(iv) Guarantor agrees that the performance of any act or any payment that tolls any statute of limitations applicable to the Repurchase Agreement or any Repurchase Document shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

(v) Guarantor agrees that (A) the obligations of Guarantor under this Guarantee are independent of the obligations of Sellers or any other Person under the Repurchase Documents, (B) a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guarantee, irrespective of whether an action is brought against any Seller or any other Person or whether any Seller or any other Person is joined in any such action, and (C) concurrent actions may be brought hereon against Guarantor in the same action, if any, brought against any Seller or any other Person or in separate actions, as often as Buyer, in its sole discretion, may deem advisable.

(vi) Guarantor is presently informed of the financial condition of each Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about each Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer or any Affiliate of Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby unconditionally and irrevocably waives the right, if any, to require Buyer to disclose to Guarantor, and unconditionally and irrevocably waives any defense based upon Buyer’s failure to disclose to Guarantor, any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(vii) Guarantor has independently reviewed the Repurchase Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by any Seller or any other guarantor to Buyer or any Affiliate of Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization (including, for the avoidance of doubt, any moratorium or administration proceeding in England and Wales, any secondary insolvency proceeding (Partikularverfahren über das Inlandsvermögen) with a view to the U.K. Purchased Assets denominated in Euros, or similar event or any analogous proceeding in any jurisdiction) of any Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or any similar officer or agent under any federal or state law or any such similar law of any other applicable jurisdiction for, any Seller or any substantial part of any Seller’s property, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) Guarantor has the legal capacity and the legal right to execute and deliver this Guarantee and to perform Guarantor’s obligations hereunder;

(b) no consent or authorization of, filing with (other than filings required in connection with Guarantor being publicly traded), or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

(c) this Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws (including, for the avoidance of doubt, any moratorium or administration proceeding in England and Wales, any secondary insolvency proceeding (Partikularverfahren über das Inlandsvermögen) with a view to the U.K. Purchased Assets denominated in Euros of a Seller, or similar event or any analogous proceeding in any jurisdiction) is commenced or filed, or any similar proceeding or event under federal or state law or any such similar law of any other applicable jurisdiction affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the execution, delivery and performance of this Guarantee will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, or other Requirements of Law, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject, or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e) except as disclosed in writing to Buyer by Guarantor, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Guarantor’s Knowledge, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guarantee or any of the transactions contemplated hereby, which litigation, investigation or proceeding could be reasonably likely to have a material adverse effect on Guarantor;

(f) except as disclosed in writing to Buyer by Guarantor, Guarantor has filed or caused to be filed all tax returns which, to the Knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against him or any of Guarantor’s property and all other taxes, fees or other charges imposed on him or any of Guarantor’s property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the Knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge;

(g) Guarantor (i) has been duly incorporated and is validly existing under the laws of the State of Maryland, (ii) is in good standing under the laws of the State of Maryland and (iii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed; and

(h) Guarantor has complied in all respects with all Requirements of Laws, and neither Guarantor nor any Affiliate of Guarantor (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its Knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than ten percent (10%) of its assets located in Sanctioned Entities, or (g) derives more than ten percent (10%) of its operating income from investments in or transactions with Sanctioned Entities. Neither Guarantor nor any Affiliate of Guarantor is or is controlled by an “investment company” as defined in the Investment Company Act or is exempt from the provisions of the Investment Company Act. Guarantor and all Affiliates of Guarantor are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. Neither Guarantor nor any Affiliate of Guarantor has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Guarantor, any Affiliate of Guarantor or any other Person, in violation of the Foreign Corrupt Practices Act.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on and as the date of this Guarantee, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect.

9. Covenants. Guarantor shall maintain the following covenants at all times following the Closing Date until the Obligations have been paid in full:

(a) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Guarantor’s EBITDA during the previous four (4) fiscal quarters to (ii) Guarantor’s Fixed Charges during the same such previous four (4) fiscal quarters shall not be less than 1.40 to 1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than forty-five (45) days after the last day of the applicable fiscal quarter.

(b) Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth shall not fall below the sum of (i) One Billion Six Hundred Six Million Nine Hundred Seventy-Three Thousand Three Hundred Seventy-Six Dollars ($1,606,973,376.00) plus (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs on or after May 20, 2015.

(c) Minimum Cash Liquidity. Guarantor’s Cash Liquidity shall not fall below the greater of (i) Ten Million Dollars ($10,000,000) and (ii) five percent (5%) of Guarantor’s Recourse Indebtedness.

(d) Maximum Indebtedness. The ratio, expressed as a percentage, the numerator of which shall equal Guarantor’s and its Subsidiaries’ Indebtedness and the denominator of which shall equal Guarantor’s and its Subsidiaries Total Assets, shall not be greater than eighty-three and one-third percent (83.3333%).

10. Set-off.

(a) In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Guarantor hereby grants to Buyer, to secure repayment of the Obligations, a right of set off upon any and all of the following: monies, securities, collateral or other property of Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer or any Affiliate of Buyer, for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Guarantor and to set-off against any Obligations or Indebtedness owed by Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any Affiliate of Buyer to or for the credit of Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer and each Affiliate of Buyer is hereby authorized upon any amount becoming due and payable by Guarantor to Buyer under the Repurchase Documents, the Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer by Guarantor under the Repurchase Documents and the Obligations, irrespective of whether Buyer or any Affiliate of Buyer shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Guarantor shall be deemed directly indebted to Buyer in the full amount of all amounts owing to Buyer by Guarantor under the Repurchase Documents and the Obligations, and Buyer shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS UNDER THE REPURCHASE DOCUMENTS, THE PLEDGED COLLATERAL OR ANY OTHER COLLATERAL SECURITY FOR THE REPURCHASE OBLIGATIONS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

(b) Buyer shall promptly notify Guarantor after any such set-off and application made by Buyer or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained. Nothing in this Section 10 shall be effective to create a charge or other security interest. This Section 10 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any party is at any time otherwise entitled.

(c) Guarantor hereby waives any right of setoff it has or may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer or any Affiliate of Buyer, or their respective assets or properties.

11. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to paragraph 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guarantee may be waived by Buyer in a letter or agreement executed by Buyer or by facsimile or e-mail transmission from Buyer. This Guarantee shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer, and its respective successors and assigns. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE, THE RELATIONSHIP BETWEEN GUARANTOR AND BUYER, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS OF BUYER AND DUTIES OF GUARANTOR SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW

RULES THEREOF. GUARANTOR AND BUYER INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE.

15. Notices. Notices by Buyer to Guarantor may be given in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email at the address or transmission number set forth under Guarantor’s signature below or such other address as Guarantor shall specify from time to time in a notice to Buyer (provided that (i) if Buyer delivers a notice by facsimile, Buyer also receives a confirmation of delivery by telephone on the same Business Day, and (ii) if Buyer delivers a notice by e-mail, Buyer receives a return receipt noting that the email has been opened by the recipient). Should Buyer fail to receive the required delivery confirmation on a timely basis, the related notice shall not be legally effective until either (i) Buyer successfully confirms the receipt thereof by telephone or (ii) Buyer successfully delivers the related notice by hand delivery, by certified or registered mail or by expedited commercial or postal delivery service in accordance with the immediately preceding sentence. Any of the foregoing communications shall be effective when delivered, if such delivery occurs on a Business Day; otherwise, each such communication shall be effective on the first Business Day following the date of such delivery. Notices to Buyer by Guarantor may be given in the manner set forth in the Repurchase Agreement.

16. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR GUARANTOR AND GUARANTOR’S PROPERTY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AND THE OTHER REPURCHASE DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

17. Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer or any Buyer relative to the subject matter hereof not reflected herein.

18. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b) Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c) no joint venture exists between or among any of Buyer, Guarantor and any Seller.

19. Intent. Guarantor intends for this Guarantee to be a credit enhancement related to a repurchase agreement, within the meaning of Section 101(47) of the Bankruptcy Code and, therefore, for this Guarantee to be included within the definition of “repurchase agreement” within the meaning of that Section and Section 559 of the Bankruptcy Code.

20. WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

21. Effect of Amendment and Restatement. From and after the date hereof, the Existing Guarantee is hereby amended, restated and superseded in its entirety by this Guarantee.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be duly executed and delivered as of the date first above written.

BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation

By:	/s/ Douglas Armer
	Name:	Douglas Armer
	Title:	Managing Director, Head of Capital Markets and Treasurer

Address for Notices:

345 Park Avenue

New York, New York 10154

Attention: Douglas Armer

Email: BXMTWellsrepo@blackstone.com

Telephone: (212) 583-5000

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David C. Djaha

Email: david.djaha@ropesgray.com

Telephone: (212) 841-0489

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Raymond W. Lowe
	Name:	Raymond W. Lowe
	Title:	Senior Vice President